CONSENT OF QUALIFIED PERSON

Attention: **Alberta Securities Commission**
Autorité des marches financiers
British Columbia Securities Commission
Ontario Securities Commission
Toronto Stock Exchange

I, Charles Johannes Muller, BSc (Hons), Pr.Sc.Nat., a registered professional natural scientist with the South African Council for Natural Scientific Professionals (SACNASP) (Reg. No. 400201/04), am the author of the technical report entitled "Updated Resource Estimation, Western Bushveld Joint Venture, Elandsfontein and Frischgewaagd Projects (Projects 1 and 2)", dated 12 January 2006 (the "Report") and do hereby consent to the filing of the report with the regulatory authorities referred to above, and any publication by them for regulatory purposes, including electronic publication in the public company files on their websites accessible to the public. I further have consented to the company filing the report on SEDAR and consent to press releases made by the company with my prior approval. In particular I have read and approved the press release of Platinum Group Metals Ltd. dated 12 December 2005 in which the findings of the Report are disclosed.

Dated this 12th day of January 2006

Charles Johannes Muller
BSc (Hons), Pr.Sc.Nat.